Exhibit 99.1

May 8, 2020

Virgil Roberts, Board Chair

Wayne-Kent A. Bradshaw, Chief Executive Officer

Broadway Financial Corporation

5055 Wilshire Boulevard, Suite 500

Los Angeles, CA 90036

Subject:     Offer to Acquire Broadway Financial Corporation

Gentlemen:

We are disappointed that your Board of Directors has rejected out of hand and will not discuss our offer to acquire 100% of the common stock of Broadway Financial Corporation for $1.75 per share, a 12% premium to tangible book value1 and almost 30% premium to the 30-day average closing price when made.

Our offer price is above the median transaction price for M&A transactions for comparable banks2 in both California (EXHIBIT A: California Comparable Transactions) and the United States (EXHIBIT B: Nationwide Comparable Transactions) and represents a substantial premium to current trading values for public banks generally (EXHIBIT C: Nationwide Comparable Public Companies).

Broadway’s earnings have fallen in each of the past five years and it continues to lag its peers. Its cost of funds (1.72%) is higher than any comparable bank’s and a multiple of the peer group averages (See exhibits). Moreover, Broadway has among the highest concentrations in commercial real estate of any bank or thrift regulated by the Office of the Comptroller of the Currency, making it particularly exposed to credit losses from the current pandemic. Broadway’s Board of Directors is not representing the interests of shareholders by ignoring our offer of $1.75 per share, or 112% of tangible book value, particularly in light of the dramatic reductions in bank valuations post-COVID-19. For example, Bank of Southern California in San Diego, CA and CalWest Bancorp in Rancho Santa Margarita, CA recently reported that they agreed to reduce merger consideration by approximately 20%.

To be clear, we will extend to the Board a second chance to consider our offer to negotiate a definitive agreement to acquire all outstanding common shares on the following terms:

•	All cash purchase of $1.75 per share

•	Standard terms and conditions to be proposed by the company and its advisors.[3]

[1]	Book value of equity less intangible deferred tax asset at 12/31/19
[2]	Depository M&A deals with bank target assets less than $750 million and negative LTM ROAA
[3]

We are prepared to consider any reasonable and customary form of a Letter of Intent to be provided by the Company. We have yet to be asked a single question about our original offer so we are concerned the Company may be attempting to create “strawman” excuses by objecting to immaterial language that we provided. Therefore, we are making clear we are open to any such form of the LOI that the Company may propose.

https://www.thecapitalcorps.com

Broadway’s Board is wasting precious resources and time preventing its shareholders from considering an attractive offer and obtaining liquidity for their stock at a full and fair price. The Board is also working to hide basic information requested by us as shareholders that is readily available from the company’s books and records. As time goes by, the Board’s conduct continues to erode shareholder value.

It is time to work together for the benefit of all shareholders and the communities we serve. It is time to allow this important institution to begin anew its service to Los Angeles’ low-income and minority communities that remain underbanked. Please join us in this project to find a positive outcome for Broadway’s shareholders and our community.

*        *        *         *

The foregoing is a non-binding indication of interest subject to agreement on final terms and documentation.

Sincerely,

/s/ Mayor Antonio Villaraigosa	/s/ Everett Bell
Mayor Antonio Villaraigosa	Rev. Everett Bell
Board Chair	Community Advisory Board Chair
The Capital Corps, LLC	The Capital Corps, LLC

/s/ Thedora Nickel	/s/ Carlos Salas
Thedora Nickel	Carlos Salas
Executive Director	Director, The Capital Corps, LLC
The Capital Corps, LLC	Board Chair, Commerce Home Mortgage, LLC

cc:	Jeffrey J. Wishner
Keefe, Bruyette & Woods

EXHIBIT A – CALIFORNIA COMPARABLE TRANSACTIONS PRICING METRICS

Comparable Merger & Acquisition Transaction Analysis
California Banks with Assets less than $750M and LTM ROAA less than 0.00%
Select Transactions Announced since January 1, 2015

							Deal Metrics			Financial Metrics		
Ann. Date	Status	Close Date	Buyer	ST	Seller	ST	DV/ Tg. Book (%)	Deal Value ($M)	Payment Type	Seller's Assets ($000)	LTM ROAA (%)	Cost of Funds (%)
06/08/16	C	11/18/16	Farmers & Merchants Bancorp	CA	Delta National Bancorp	CA	113.9	7.2	M	106,042	(0.31)	0.03
01/13/16	C	06/17/16	Beneficial State Foundation	CA	Pan American Bank	CA	108.2	38.5	C	162,385	(0.43)	0.88
08/27/15	C	12/23/15	Oak Valley Bancorp	CA	Mother Lode Bank	CA	143.2	7.3	C	70,727	(0.32)	0.05
02/26/15	C	08/01/15	F&T Financial Services, Inc.	CA	Pan American Bank	CA	71.5	4.0	S	37,989	(3.63)	0.33
					Min		71.5	4.00		37,989	(3.63)	0.03
					Median		111.0	7.27		88,385	(0.37)	0.19
					Max		143.2	38.5		162,385	(0.31)	0.88
					Broadway Financial Corp.[2]	CA	111.8	48.8		440,369	(0.05)	1.72

1

Exhibit A – California Comparable Transactions Pricing Metrics 1) Broadway Financial Corp.’s equity excludes a $5.2M deferred tax asset Source: S&P Global; Financial data as of most recent quarter at announcement

EXHIBIT B – NATIONWIDE COMPARABLE TRANSACTIONS PRICING METRICS

Comparable Merger & Acquisition Transaction Analysis
Nationwide Banks with Assets less than $750M and LTM ROAA less than 0.00%
Select Transactions Announced since January 1, 2017

							Deal Metrics			Financial Metrics		
Ann. Date	Status	Close Date	Buyer	ST	Seller	ST	DV/ Tg. Book (%)	Deal Value ($M)	Payment Type	Seller's Assets ($000)	LTM ROAA (%)	Cost of Funds (%)
01/30/20	P	TBD	Private Investor - Mr. Kenneth Lehman		BankFlorida	FL	104.8	9.9	C	87,575	(0.09)	1.23
01/17/20	P	TBD	Southern Missouri Bancorp, Inc.	MO	Central Federal Bancshares, Inc.	MO	97.7	21.1	M	69,480	(0.02)	0.95
12/05/19	C	04/23/20	Liberty Financial Services, Inc.	LA	Louisville Development Bancorp, Inc.	KY	56.4	3.0	C	25,775	(1.45)	1.60
08/13/19	C	01/01/20	C&F Financial Corporation	VA	Peoples Bankshares, Incorporated	VA	136.5	21.5	M	194,037	(0.45)	1.09
07/16/19	C	04/30/20	Corporate America Family CU	IL	Ben Franklin Financial, Inc.	IL	127.1	14.2	C	97,810	(0.55)	0.96
06/28/19	P	TBD	New Hazard Bancorp, Inc.	KY	Hazard Bancorp	KY	146.8	10.5	M	250,313	(1.12)	0.77
02/27/19	C	06/28/19	Sword Financial Corporation	WI	Markesan Bancshares, Inc.	WI	57.7	6.0	C	126,766	(1.70)	0.70
12/20/18	C	04/30/19	Merchants Bancorp, Incorporated	OH	Citizens Independent Bancorp, Inc.	OH	164.5	33.3	C	199,149	(0.00)	0.66
10/23/18	C	05/01/19	Orrstown Financial Services, Inc.	PA	Hamilton Bancorp, Inc.	MD	125.8	58.4	M	525,275	(1.07)	0.88
08/20/18	C	08/20/18	Private Investors		Colorado National Bancorp	CO	183.9	9.0	M	53,568	(0.31)	0.18
07/31/18	C	01/24/19	NorthWest Indiana Bancorp	IN	AJS Bancorp, Inc.	IL	109.2	34.6	M	191,829	(0.02)	0.35
07/13/18	C	12/04/18	PBD Holdings, LLC	TN	First Columbia Bancorp, Inc.	FL	109.4	21.5	C	207,588	(1.11)	0.58
07/12/18	C	01/02/19	ConnectOne Bancorp, Inc.	NJ	Greater Hudson Bank	NY	145.0	76.3	S	519,643	(0.59)	0.90
07/11/18	C	12/07/18	City Holding Company	WV	Poage Bankshares, Inc.	KY	157.6	94.5	M	447,877	(0.61)	0.74
06/26/18	C	10/31/18	Forcht Bancorp, Inc.	KY	MW Bancorp, Inc.	OH	166.5	28.0	C	163,159	(0.35)	1.18
06/26/18	C	10/05/18	LinkBancorp, Inc	PA	Stonebridge Financial Corp.	PA	29.5	1.1	C	57,698	(2.04)	0.82
06/07/18	C	10/12/18	First Midwest Bancorp, Inc.	IL	Northern States Financial Corporation	IL	169.7	90.2	M	487,091	(1.19)	0.10
04/30/18	C	08/20/18	Salem Five Bancorp	MA	Sage Bank	MA	113.0	9.3	C	141,727	(1.25)	1.08
04/23/18	C	08/01/18	First Paragould Bankshares, Inc.	AR	One Bank & Trust, N.A	AR	63.1	4.4	C	274,353	(1.68)	0.78
04/09/18	C	07/05/18	Private Investor - Mr. David F. Bolger		Beach Community Bancshares, Inc.	FL	6.78	0.9	C	475,518	(0.91)	0.95
02/15/18	C	05/08/18	Monticello Bankshares, Inc.	KY	Bluegrass Bancorp, Inc.	KY	80.2	4.6	C	56,222	(1.17)	0.88
12/01/17	C	04/02/18	Guaranty Federal Bancshares, Inc.	MO	Hometown Bancshares, Inc.	MO	71.6	4.6	M	182,629	(0.01)	0.49
11/06/17	C	04/11/18	1st Constitution Bancorp	NJ	New Jersey Community Bank	NJ	82.4	7.6	M	103,572	(1.21)	0.90
10/10/17	C	12/06/17	Lincoln County Bancorp, Inc.	MO	New Frontier Bancshares, Inc.	MO	255.2	0.2	M	91,473	(1.69)	0.34
10/02/17	C	07/02/18	CBC Financial, Inc.	IL	Citizens Bank of Chatsworth	IL	145.0	2.5	M	31,379	(0.98)	0.17
09/25/17	C	01/22/18	First Reliance Bancshares, Inc.	SC	Independence Bancshares, Inc.	SC	174.0	2.6	C	89,784	(2.58)	0.42
08/28/17	C	08/28/17	Simmons First National Corporation	AR	Rock Bancshares, Inc.	AR	62.7	5.5	M	199,193	(5.72)	0.93
06/16/17	C	02/01/19	Investor Group	TX	Allcorp, Inc.	AR	127.1	2.5	M	15,538	(1.06)	0.31
06/07/17	C	04/17/18	BCB Bancorp, Inc.	NJ	IA Bancorp, Inc.	NJ	102.3	12.4	M	235,234	(0.40)	1.17
05/12/17	C	10/27/17	Bank First National Corporation	WI	Waupaca Bancorporation, Inc.	WI	105.3	76.1	M	473,082	(0.79)	0.73
05/04/17	C	09/30/17	Emclaire Financial Corp	PA	Northern Hancock Bank & Trust Co.	WV	59.9	1.9	M	26,699	(0.46)	0.47
04/04/17	C	07/14/17	Piper Holdings, Inc.	IN	Farmers State Bank	IN	155.7	9.4	C	71,844	(0.01)	0.44
01/25/17	C	06/03/17	Southern Bancorp, Inc.	AR	Farmers Bank	AR	99.6	4.5	M	42,199	(0.21)	0.35
					Min		6.78	0.24		15,538	(5.72)	0.10
					Median		109.4	9.34		141,727	(0.91)	0.77
					Max		255.2	94.5		525,275	(0.00)	1.60
					Broadway Financial Corp.[2]	CA	111.8	48.8		440,369	(0.05)	1.72

2

Exhibit B – Nationwide Comparable Transactions Pricing Metrics 1) Broadway Financial Corp.’s equity excludes a $5.2M deferred tax asset Source: S&P Global; Financial data as of most recent quarter at announcement

EXHIBIT C – NATIONWIDE COMPARABLE PUBLIC COMPANIES PRICING METRICS

Comparable Public Company Analysis - Nationwide

Select publicly-traded U.S. headquartered banks traded on a national exchange with total assets less than $750M

			Market Metrics						Financial Metrics		
Company Name	Exchange	Ticker	Price/ Tg. Book (%)	Market Cap ($M)	One Year Avg. Daily Trading Vol.	5/4/2020 Closing Price	52W Low Trading Price	52W High Trading Price	Total Assets ($000)	LTM ROAA (%)	LTM Cost of Funds (%)
Bank of the James Financial Group, Inc.	NASDAQ	BOTJ	74.3	$47.1	3,213	$10.85	$8.00	$16.15	746,055	0.75	0.81
Sound Financial Bancorp, Inc.	NASDAQ	SFBC	85.3	$65.5	2,045	$25.50	$17.00	$43.20	737,636	0.88	1.29
Cortland Bancorp	NASDAQ	CLDB	83.5	$60.1	3,912	$14.35	$11.70	$25.00	737,162	1.04	0.88
Fauquier Bankshares, Inc.	NASDAQ	FBSS	76.7	$53.1	2,968	$13.99	$11.27	$22.16	727,494	0.92	0.52
Summit State Bank	NASDAQ	SSBI	97.3	$60.8	5,130	$10.03	$6.50	$13.21	721,645	1.13	1.04
American River Bankshares	NASDAQ	AMRB	83.9	$58.7	8,204	$10.00	$8.00	$16.43	716,053	0.81	0.43
United Bancorp, Inc.	NASDAQ	UBCP	96.4	$59.6	4,982	$10.07	$7.64	$15.56	715,822	1.01	0.91
IF Bancorp, Inc.	NASDAQ	IROQ	64.1	$50.9	3,172	$15.72	$15.07	$24.05	684,181	0.57	0.34
Randolph Bancorp, Inc.	NASDAQ	RNDB	63.6	$50.7	14,374	$10.00	$7.92	$18.34	652,886	0.41	1.31
Elmira Savings Bank	NASDAQ	ESBK	99.5	$46.4	6,514	$13.20	$10.73	$17.40	598,017	0.59	1.18
Carver Bancorp, Inc.	NASDAQ	CARV	149.6	$7.0	11,106	$1.89	$1.25	$3.75	569,062	(0.90)	1.02
Village Bank and Trust Financial Corp.	NASDAQ	VBFC	89.3	$39.4	975	$27.12	$24.75	$48.39	569,017	0.85	0.95
Bank of South Carolina Corporation	NASDAQ	BKSC	196.6	$100.6	5,214	$18.19	$11.43	$20.34	499,720	1.58	0.13
Home Federal Bancorp, Inc. of Louisiana	NASDAQ	HFBL	81.2	$39.3	791	$23.17	$20.00	$37.99	460,498	0.88	1.32
Bancorp 34, Inc.	NASDAQ	BCTF	75.6	$31.8	3,440	$10.59	$9.12	$16.10	393,739	0.18	1.42
Glen Burnie Bancorp	NASDAQ	GLBZ	75.5	$27.1	2,302	$9.57	$7.05	$11.80	380,500	0.45	0.53
WVS Financial Corp.	NASDAQ	WVFC	80.8	$24.0	886	$13.59	$13.00	$17.81	374,047	0.77	1.43
HV Bancorp, Inc.	NASDAQ	HVBC	83.5	$28.4	1,777	$12.50	$9.75	$17.25	355,586	0.32	1.26
Ottawa Bancorp, Inc.	NASDAQ	OTTW	63.6	$29.9	2,747	$10.04	$9.41	$14.50	300,532	0.65	1.43
FFBW, Inc.	NASDAQ	FFBW	96.1	$66.3	16,187	$9.04	$6.74	$12.30	277,980	0.64	1.08
Cincinnati Bancorp, Inc.	NASDAQ	CNNB	101.7	$24.1	3,275	$8.09	$6.33	$11.01	241,802	0.38	1.56
CBM Bancorp, Inc.	NASDAQ	CBMB	83.1	$42.5	7,533	$11.84	$10.61	$15.30	220,402	0.42	1.10
Mid-Southern Bancorp, Inc.	NASDAQ	MSVB	79.8	$37.4	3,998	$11.17	$9.71	$13.85	208,302	0.47	0.71
OptimumBank Holdings, Inc.	NASDAQ	OPHC	78.4	$5.7	7,583	$1.98	$1.97	$4.91	126,748	(0.98)	1.73
25th Percentile			75.9	$28.8	2,413	$10.00	$7.20	$13.37	314,296	0.41	0.74
Median			**83.3**	**$44.4**	**3,676**	**$11.01**	**$9.56**	**$16.29**	**534,369**	**0.65**	**1.06**
75th Percentile			96.3	$59.4	7,278	$14.26	$11.63	$21.70	715,995	0.88	1.32
Broadway Financial Corporation	**NASDAQ**	**BYFC**	**82.7**	**$39.8**	**21,056**	**$1.45**	**$1.04**	**$2.03**	**440,369**	**(0.05)**	**1.72**

3

Exhibit C – Nationwide Comparable Public Companies Pricing Metrics Source: S&P Global; Financial data as of most recent quarter at announcement